Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of EyeGate Pharmaceuticals, Inc. on Form S-8 (Nos. 333-202207, 333-209441, 333-216227 and 333-223431) and on Form S-3 (No. 333-210557) of our report dated March 1, 2019, on our audits of the Consolidated Financial Statements as of December 31, 2018 and 2017 and for each of the years then ended, which report is included in this Annual Report on Form 10-K, to be filed on or about March 1, 2019. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EisnerAmper LLP
New York, New York
March 1, 2019